Exhibit 99.2

iRhythm Technologies Announces Chief Financial Officer Transition

SAN FRANCISCO, August 1, 2024 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, announced today that Brice Bobzien, Chief Financial Officer, will step down for personal reasons effective August 31, 2024. He will be succeeded by Daniel Wilson, iRhythm’s current Executive Vice President of Corporate Development and Investor Relations. Mr. Bobzien has served as the CFO since 2022, and he will continue to serve the Company in an advisory capacity into 2025 following the succession to ensure a smooth transition.

“Brice has been an outstanding leader at iRhythm over the past two years, making significant contributions to transform iRhythm’s finance organization during his tenure with the company,” said Quentin Blackford, iRhythm’s President and CEO. “He has been invaluable in helping position our company to operate efficiently and effectively ahead of immense growth, leading with a disciplined and rigorous approach to financial management, operational excellence, and strategic development. We wish him all the best as he shifts his attention towards personal and family matters.”

“At the same time, we are thrilled to have Dan take over the finance organization and are confident in the expanded leadership he will provide as our next CFO. Dan has a long history with iRhythm, advising the company on its initial public offering and then joining iRhythm in 2019. In his time with the company, Dan has been a trusted partner, strategic leader, unwavering brand ambassador, and a passionate champion of iRhythm’s mission. His strong strategic background, industry experience, and financial acumen make him uniquely qualified to help lead the organization into our next phase of growth.”

Mr. Wilson has served as iRhythm’s Executive Vice President of Corporate Development and Investor Relations since April 2023 and previously served as Executive Vice President of Corporate Development, Corporate Strategy, and Investor Relations since June 2019. Previously, he served as Director and Head of Business Development at Penumbra, Inc., a global healthcare company focused on innovative therapies. Prior to Penumbra, he held various positions at J.P. Morgan between August 2006 and May 2016, most recently as Executive Director in the Healthcare Investment Banking group focused on digital health, medical technology, and emerging healthcare companies. Earlier in his career, he held various positions in Piper Jaffray’s Healthcare Investment Banking group. He started his career at KPMG as an Audit Associate. Mr. Wilson has a B.S. in Business Administration from California Polytechnic State University at San Luis Obispo.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Investor Relations Contact
Stephanie Zhadkevich
investors@irhythmtech.com

iRhythm Media Contact
Kassandra Perry
irhythm@highwirepr.com